                                                -------------------------------
                                                          OMB APPROVAL
                                                -------------------------------
                                                    OMB Number  3235-6787
                                                    Expires: February 1, 1994
                                                    Estimated average burden
                                                    hours per response....0.5
                                                -------------------------------
------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
   Field         Anders            O., Jr.        Nuko Information Systems, Inc. NUKO           Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                P.O. Box 8630                     Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)                            ----        title ---       below)
                 (Street)                                                 ------------------                below)
Incline Village        NV           89452                                 5. If Amendment,
---------------------------------------------                                Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)

                                                                          ------------------
------------------------------------------------------------------------------------------------------------------------------------
                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of       6. Owner-    7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           Securities         ship         of In-
                                   Date        Code         (Instr. 3, 4 and 5)          Beneficially       Form:        direct
                                               (Instr. 8)                                Owned at           Direct       Benefi-
                                  (Month/                                                End of Month       (D) or       cial
                                   Day/   ---------------------------------------        (Instr. 3 and 4)   Indirect     Owner-
                                   Year)  Code    V      Amount   (A) or    Price                           (I)          ship
                                                                  (D)                                       (Instr. 4)   (Instr. 4)
Nuko Information Systems, Inc.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/20/97   P      V     $5,000    A        $7.50
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/20/97   P      V     $2,500    A        $7.25
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                     02/20/97   P      V     $2,500    A        $7.37         404,372
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)

                                                                               (Print or Type Response)             SEC 1474 (3/91)



FORM 4 (CONTINUED)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   or Disposed of   (Month/Day/                           Secur-
                             ative        Year)                  (D) (Instr. 3,   Year)                                 ity
                             Security                            4 and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion               Number of
                                                    Code  V     (A)     (D)    cisable Date       Title   Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ JOHN H. GORMAN*            3/5/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78???(a).                                                 ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date
                                                                                              *Attorney in fact for
                                                                                               Anders O. Field
Note: File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (3/91)
